Exhibit 99.1

HANSEN MEDICAL NAMES NEW CEO

Frederic Moll, M.D. to Lead Board of Directors as Executive Chairman

MOUNTAIN VIEW, Calif. – JUNE 1, 2010 – Hansen Medical, Inc. (Nasdaq: HNSN) announced today that veteran medical device industry executive Bruce J Barclay will join the company as president and chief executive officer, and a member of the Board of Directors on June 9, 2010, and that Frederic H. Moll, M.D. has been named executive chairman of the Board. In addition, Russell C. Hirsch, M.D., Ph.D., will transition from his current role as chairman of the board to lead outside director.

“I am thrilled to once again have the opportunity to work with Bruce Barclay, a strong executive with extensive operating experience and industry knowledge to lead Hansen Medical to the next level,” said Dr. Moll. “Hansen Medical has an extraordinarily talented group of managers and employees, and I am excited to continue to work closely with them.”

Barclay, who currently serves as president and chief executive officer of SurModics, Inc. (Nasdaq: SRDX), brings with him over 30 years of experience in the healthcare industry and over 10 years of leading medtech companies. Prior to SurModics, Barclay served as president and chief executive officer of Vascular Architects, focused on the development, manufacture and sale of products to treat peripheral vascular disease. Before that, he served at Guidant Corporation, most recently as an officer and senior vice president, and he was also a member of the executive management committee of multiple Guidant subsidiaries, in particular, businesses focused on the treatment of coronary and peripheral vascular disease.

“I’m excited to be joining the company at such a critical time in its history to help take it to the next stage of growth,” said Barclay. “I believe that Hansen Medical’s flexible robotics technology has the potential to demonstrate the clinical and economic value increasingly demanded by physicians and payers alike through benefits such as reduced procedure time and exposure to fluoroscopy for both patients and physicians, greater access to hard-to-reach anatomy leading to fewer open surgeries and more accurate catheter placement.”

“While there is much to be done – building the current business, developing the vascular opportunity, and achieving operational excellence in all that we do - I am optimistic about our eventual success and excited to get started. I look forward to working with our talented group of employees, the leadership team and the Board of Directors to help generate long-term shareholder value.”

“Fred is a gifted entrepreneur as a founder of Origin Medsystems, Intuitive Surgical and Hansen Medical, with a unique ability to translate clinical problems into technical solutions. I look forward to working with and learning from him going forward,” continued Barclay.

About Hansen Medical, Inc.

Hansen Medical Inc., based in Mountain View, Calif., develops products and technology using robotics for the accurate positioning, manipulation and control of catheters and catheter-based technologies. The company’s robotic navigation system enables clinicians to place mapping catheters in hard-to-reach anatomical locations within the heart easily, accurately and with stability during complex cardiac arrhythmia procedures. Hansen Medical’s Sensei® system and its Sensei X Robotic Catheter System are compatible with fluoroscopy, ultrasound, 3D surface map and patient electrocardiogram data. The remote navigation platform was cleared by the U.S. Food and Drug Administration (FDA) for manipulation and control of certain mapping catheters in Electrophysiology (EP) procedures. The safety and effectiveness of the Sensei and Sensei X systems for use with cardiac ablation catheters in the treatment of cardiac arrhythmias, including atrial fibrillation (AF), have not been established. In the European Union, the Sensei and the Sensei X systems are cleared for use during EP procedures, such as guiding catheters in the treatment of AF. Additional information can be found at www.hansenmedical.com.

Hansen Medical, Heart Design, Hansen Medical & Heart Design, Sensei and IntelliSense, are registered trademarks, and Artisan and Instinctive Motion are trademarks of Hansen Medical, Inc. in the United States and other countries.

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Investor Contacts:	News Media Contact:
Peter Osborne	Amy Cook
650.404.5800	925.552.7893
Peter_Osborne@hansenmedical.com	amy_cook@hansenmedical.com

Lasse Glassen
Financial Relations Board lglassen@mww.com
213.486.6546